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                                             April 15, 1998

Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester, MA 01653

RE:     SEPARATE ACCOUNT KG OF ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY
        COMPANY
        FILE #'S:  333-9965 AND 811-7767

Gentlemen:

In my capacity as Counsel of Allmerica Financial Life Insurance and Annuity Company (the Company), I have participated in the preparation of the Post-effective Amendment to the Registration Statement for the Separate Account KG on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the qualified and non-qualified variable annuity contracts.

I am of the following opinion:

1. Separate Account KG is a separate account of the company validly existing pursuant to the Delaware Insurance Code and the regulations issued thereunder.

2. The assets held in Separate Account KG are not chargeable with liabilities arising out of any other business the Company many conduct.

3. The individual variable annuity certificates, when issued in accordance with the Prospectus contained in the Post-Effective Amendment to the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to this Post-effective Amendment to the Registration Statement of Separate Account KG filed under the Securities Act of 1933.


                                           Very truly yours,

                                           /s/ Sylvia Kemp-Orino

                                           Sylvia Kemp-Orino
                                           Assistant Vice President and Counsel